                                                                                EXHIBIT A
1.Name and Address of Reporting Person        2. Date of Event        3. Issuer Name and Ticker or Trading Symbol
Frost, Phillip                                         11/30/05                Orthodontix Inc.    OTIX
2,965,428 shares of common stock        These assets are held by Frost Gamma Investments Trust, of which the reporting person is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary.  The reporting person is the sole limited partner of Frost
                                                Gamma, L.P. The general partner of Frost Gamma, L.P. is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation.  The
                                                reporting person is also the sole shareholder of Frost-Nevada Corporation.